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A

                                                                 Exhibit 10.8(a)




Mr. ((First_Name)) ((MI)) ((Last_Name))
International Paper Company
((TITLE))
((ADDRESS))
((CITY)), ((STATE)) ((ZIP))

Dear ((First)):

     International Paper Company (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change of control of the Company.

     In order to induce you to remain in the employ of the Company, and to continue to exercise your special skills and knowledge at the Company, this letter agreement (this "Agreement") sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change of Control (as defined in Section 2 under the circumstances described below.

     1.   TERM

     This Agreement shall commence on the date hereof and, unless there is a Change of Control, shall continue until the earliest of (a) your termination of employment as a

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"full-time employee" of the Company, (b) the date when you attain the age of 65 years or (c) the date when this Agreement is terminated by the Company in accordance with the next sentence. If a Change of Control has not occurred, then the Company shall have the right at any time to terminate this Agreement by giving you 6 months prior written notice of termination of this Agreement.

     If a Change of Control occurs at any time prior to the termination of this Agreement pursuant to the preceding paragraph, then this Agreement shall terminate on the second anniversary of such Change of Control.

     2.   CHANGE OF CONTROL

          (a) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

               (i) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored by the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

               (ii) during any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

               (iii) a reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (x) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of the Company's securities outstanding immediately prior to such reorganization, merger or consolidation, (y) no person (other than employee benefit plans sponsored by the Company) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

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               (iv) the sale or other disposition of all or substantially all of the assets of the Company is consummated, other than to any corporation with respect to which, immediately following such sale or other disposition, (x) more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners of the Company's securities outstanding immediately prior to such sale or other disposition, (y) no person (other than employee benefit plans sponsored by the Company) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition; or

               (v) the shareholders of the Company approve a complete liquidation or dissolution of the Company;

provided that a "Change of Control", as it affects any award specified in the International Paper Company Long-Term Incentive Compensation Plan in effect immediately prior to a Change of Control ("the LTICP"), shall have the meaning for a "Change of Control of the Company" set forth in such plan and, as it affects any benefits pursuant to the International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers then in effect (the "SERP"), shall have the meaning for a "Change of Control" set forth in the SERP.

          (b) Provided that you remain in the employment of the Company as of the date immediately preceding a Change of Control, then upon the occurrence of such Change of Control:

               (i) each stock option to purchase shares of the common stock of the Company (or such other securities of the Company that may be substituted for such stock of the Company) granted to you by the Company under any plan, arrangement or agreement before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you shall become fully (100%) vested and exercisable;

               (ii) any and all forfeiture provisions, transfer restrictions and any other restrictions applicable to each award of restricted stock of the Company (or such other securities of the Company that may be substituted for such stock of the Company) granted to you by the Company under any plan, arrangement or agreement before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you shall immediately lapse in their entirety;

               (iii) the performance goals applicable to any performance-based awards granted to you by the Company under any plan,

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          arrangement or agreement (other than any short-term annual incentive plan) before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you will be deemed to have been fully satisfied (i.e., achieved at 100% of target, or, if higher and determinable, achieved at the actual level) and all forfeiture provisions, transfer restrictions and any other restrictions applicable to any such performance-based awards shall immediately lapse in their entirety and all such awards shall be fully and immediately payable; and

               (iv) each executive continuity award and each other long-term award granted to you by the Company under any plan, arrangement or agreement before or after the date hereof (but prior to the Change of Control), including the LTICP, and then held by you shall become fully (100%) vested and, if applicable, exercisable.

     3.   TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL

     If a Change in Control shall have occurred and your employment is subsequently terminated by you or by the Company, you shall be entitled to the benefits provided in Section 4 for the respective reasons for termination set forth therein. Such reasons are defined as follows:

          (a)  Disability. Termination by the Company or you of your employment
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     based on "Disability" shall mean termination in accordance with the
     Company's long-term disability policy in effect immediately prior to the Change of Control or in accordance with any long-term disability arrangement established with your consent with respect to you (in either case, "Company Disability Policy").

          (b)  Retirement. Termination by the Company or you of your employment
               ----------
     based on "Retirement" shall mean termination on or after age 65 in accordance with the Company's retirement policy in effect immediately prior to the Change of Control or in accordance with any retirement arrangement established with your consent with respect to you (in either case, "Company Retirement Policy").

          (c)  Cause. Termination by the Company of your employment for "Cause"
               -----
     shall mean termination upon:

               (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or

               (ii) the willful engaging by you in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or

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          otherwise, including but not limited to your conviction or guilty plea for any felony crime.

     For purposes of this Section 3(c), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company, or, in the alternative, unless your act or failure to act has resulted in your conviction or guilty plea for any felony crime.

     Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in Sections 3(c)(i) or 3(c)(ii) and specifying the particulars thereof in detail.

          (d)  Voluntary Termination. You may terminate employment at any time
               ---------------------
     within a period of 18 months following a Change of Control.

          (e)  Notice of Termination. Any termination of your employment by the
               ---------------------
     Company pursuant to Sections 3(a), 3(b) or 3(c) or by you pursuant to
     Section 3(d) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (f)  Date of Termination. "Date of Termination" shall mean: (i) if
               -------------------
     your employment is terminated for Disability or Retirement, the date of termination as a "full-time employee" under the Company Disability Policy or Company Retirement Policy, respectively, (ii) if your employment is terminated pursuant to Section 3(d), the date specified in the Notice of Termination and (iii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 10 business days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefor having expired and no appeal having been perfected).


     4.   COMPENSATION UPON TERMINATION OR DURING DISABILITY

          (a)  Disability. During any period that you fail to perform your
               ----------
     duties under this Agreement as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary and benefits at the rate

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     and level then in effect until your employment is terminated pursuant to
     Section 3(a). Thereafter, your benefits shall be determined in accordance with the Company Disability Policy, and the Company shall have no further obligations to you under this Agreement.

          (b)  Retirement. If your employment is terminated pursuant to Section
               ----------
     3(b), then your benefits shall be determined in accordance with the Retirement Plan for Salaried Employees of International Paper Company and the SERP (or, for each, the substitute plan then in effect), referred to collectively in this Agreement as the "Pension Plan", and the Company shall have no further obligations to you under this Agreement.

          (c)  Cause. If you employment is terminated for Cause, then the
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     Company shall pay you your full base salary, plus normal benefits to which you would otherwise be entitled, through the Date of Termination at the rate and level in effect at the time Notice of Termination is given, and the Company shall have no further obligations to you under this Agreement.

          (d)  Other Termination. Upon your termination of employment (other
               -----------------
     than for death or pursuant to Sections 3(a), 3(b) or 3(c)), the Company shall pay to you the following amounts in cash in one lump-sum payment within 30 days of the Date of Termination:

               (i) your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus an amount in cash equal to the value of any vacation earned but not taken (based upon such rate of base salary);

               (ii) to the extent not paid, your full prior-year short-term annual incentive compensation (in the amount determined prior to the Date of Termination, or if such amount has not been determined as of the Date of Termination, an amount not less than the higher of (x) your actual short-term annual incentive compensation amount for the year before such prior-year or (y) your target short-term annual incentive compensation amount for such prior-year);

               (iii) your short-term annual incentive compensation for the year in which the Date of Termination occurs (the "Termination Year"), as if the performance goals applicable to such amount have been fully satisfied (i.e., achieved at 100% of target, or, if higher and determinable, achieved at the actual level); provided that such compensation will be prorated to reflect the number of days that have elapsed as of the Date of Termination since the beginning of such Termination Year;

               (iv) the product of "3" times a "Base Amount" consisting of the sum of (I) your annualized base salary as of the Date of Termination and (II) the greater of (x) your target short-term annual incentive compensation amount for the year in which the Date of Termination occurs or (y) your average short-term annual incentive compensation amount during the 3 years preceding the Date of Termination (it being

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          understood that in the case of the most recent year preceding the Date of Termination, such amount may, if applicable, be the amount to which you have become entitled under Section 4(d)(ii) in respect of such year); provided that Base Amount shall exclude any compensation under long-term incentive compensation plans, performance share plans, stock option plans or executive continuity awards;

               (v) an amount equal to the unpaid amount of any deferred incentive award if you were the recipient of a deferred incentive award which was not fully paid at the Date of Termination;

               (vi)   an amount equal to the following:

                         (A) the value of the product of the Product Number
                      times your average earned award (deferred and non-deferred) under the International Paper Company Performance Share Plan in effect as of the Date of Termination, or such successor plan (the "PSP"), for the 3 years preceding the Date of Termination (but excluding any special executive continuity award from that value);

                         (B) the value of any common stock of the Company
                      ("Company Common Stock") previously earned but deferred under the PSP or the former Performance Incentive Plan;

                      provided that the value to be used in determining awards under this Section 4(d)(vi) shall be the average of the closing prices of Company Common Stock as reported for New York Stock Exchange Composite Transactions (or such other stock exchange where Company Common Stock is principally listed) for 30 consecutive trading days ending with the Date of Termination.

               (vii) stock options equal to the product of the Product Number times the average number of stock options awarded to you during the 3 years prior to the Termination Year (but excluding any special executive continuity award stock options); plus the extension of all stock options held by you for the period from the Date of Termination until the end of the normal terms of the options had your employment status not changed; plus


               (viii) in the event it shall be determined that any compensation by or benefit from the Company to you or for your benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are

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               hereinafter collectively referred to as the "Excise Tax"), an additional lump-sum payment (a "Gross-Up Payment") in an amount determined by the Company's outside auditors such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that if the aggregate value of the Payment is less than 115% of the product of "3" times your "base amount" (as defined in Section 280G(b)(3) of the Code) (such product, the "Golden Parachute Threshold"), then you shall not be entitled to any Gross-Up Payment and, instead, the Payment shall be reduced to an amount equal to $1.00 less than the Golden Parachute Threshold;

          provided that such lump-sum payment under this Section 4(d) shall be deposited in a "rabbi trust" upon the execution of any merger, stock purchase, asset purchase or similar agreement that, upon the consummation of the transactions contemplated thereunder, would result in a Change of Control; and provided further that the payments made to you under this Section 4(d) shall be in lieu of any salary, severance or termination payments, or payments under compensation or deferred compensation plans (other than payments due from trusts) for periods prior to and subsequent to the Date of Termination.

               (e) Normal Benefits. Notwithstanding your termination of
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          employment (other than for death or pursuant to Sections 3(a), 3(b) or
          3(c)), the Company shall maintain in full force and effect for the continued benefit of you and your dependents until the date you reach the age of 65, all employee benefit plans and programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination (including medical and dental insurance coverage for you and your dependents), except the Company's Salary Continuance Plan, Company Disability Policy, travel and accident insurance and the savings investment plans; provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs except as otherwise provided in
          Section 4(f). At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you. Any portion of the payment set forth in Section 4(d) which constitutes "compensation" (as that term is defined under the Pension Plan) shall be included in determining your benefit entitlement under the terms of the Pension Plan. It is understood and agreed that you shall be entitled to any benefits in which you are vested as of termination pursuant to the terms of the respective benefit plans including but not limited to the Pension
          Plan.

               (f) Benefits Outside the Pension Plan. Notwithstanding your
                   ---------------------------------
          termination of employment (other than for death or pursuant to Sections 3(a), 3(b) or 3(c)), you shall be entitled to a lump-sum payment in cash in addition to the payment set forth in Section 4(d) calculated as follows:

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               (i)  your vested benefits under the terms of the Pension Plan will be paid to you pursuant to Section 4(e); in addition, you shall be paid under this Section 4(f) an amount equal to the difference between (A) the actuarial present value on the Date of Termination of your accrued vested benefits under the Pension Plan (payable as a life annuity from age 65) and (B) the actuarial present value on the Date of Termination of what your accrued benefits under the Pension Plan (payable as a life annuity from age 65) would have been if the period and payments referred to in Section 4(d)(iv) were recognized under the Pension Plan.

               (ii) in calculating the lump-sum payment referred to in this
          Section 4(f), the Company will use the applicable Pension Benefit Guaranty Corporation interest rate effective as of your Date of Termination and will make such payment no later than 30 days following the date of determination of the amount due.

          (g) Executive Financial Counseling Services. You shall be entitled to
              ---------------------------------------
receive executive financial counseling services valued up to $20,000 in aggregate.

          (h) Non-Mitigation of Damages. You shall not be required to mitigate
              -------------------------
the amount of any payment provided for in this Section 4 (by seeking other employment or otherwise), nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination.

5.      SUCCESSORS; BINDING AGREEMENT

          (a) Successor Companies. The Company will require any successor
              -------------------
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and to receive compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you voluntarily terminated your employment following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

          (b) Heirs; Representatives. This Agreement shall inure to the benefit
              ----------------------
of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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     If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there be no such designee, to your estate.

     6.  NOTICE

     For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Senior Vice President Human Resources of the Company with a copy to the Secretary of the Company, or to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7.  MISCELLANEOUS

     This Agreement constitutes the entire agreement on this subject matter between the parties and supersedes any prior oral or written agreements or understandings on the subject matter covered by this Agreement and shall not be amended or modified except by written agreement signed by both parties. No significant provisions of this Agreement may be waived or discharged, unless such waiver or discharge is in writing signed by the party who is making the waiver or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In the event that this Agreement provides benefits upon termination of your employment which duplicate benefits contained in any employment arrangement with you, such arrangement shall automatically be amended in accordance with this Agreement so that your benefits under this Agreement shall be sole and exclusive to the extent to which they are duplicative. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

     8.  VALIDITY

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.  ARBITRATION; LEGAL EXPENSES

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will continue to pay you your base salary in effect when the notice giving rise to the dispute was given, and will continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved.

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     The Company shall also pay all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), except such fees and expenses incurred in connection with any frivolous claim or suit. All amounts paid under this Section 9 are in addition to any other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     10.  RELEASE.

     You will be required to execute and deliver a valid and irrevocable release of employment-related claims in the form provided by the Company in order to receive any of your compensation or benefits pursuant to the terms of this Agreement.

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         If this, letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                    Sincerely,

                                    INTERNATIONAL PAPER COMPANY


                                    By:
                                       -----------------------------------------
                                         J. N. Carter
                                         SVP, Human Resources

Agreed:

_________________________________________
(First_Name)(Last_Name)
(TITLE)

Social Security Number: _________________